Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FGL Holdings:

We consent to the use of our report dated November 21, 2017, with respect to the combined balance sheets of Front Street Re (Cayman) Ltd. and Front Street Re Ltd. as of September 30, 2017 and 2016, and the related combined statements of comprehensive loss, changes in shareholder’s equity, and cash flows for each of the years in the three-year period ended September 30, 2017, and all related financial statement schedules, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG Audit Limited

Hamilton, Bermuda
December 21, 2017